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[LETTERHEAD]


June 13, 1997


To: Participants in the Retirement Plan of AnchorBank, S.S.B.


As described in the attached materials, your proxy as a stockholder of Anchor BanCorp Wisconsin Inc. (the "Company") is being solicited in connection with the proposals to be considered at the Company's upcoming Annual Meeting of Stockholders. We hope you will take advantage of the opportunity to direct, on a confidential basis, the manner in which shares of Common Stock of the Company allocated to your account under the AnchorBank Retirement Plan ("Retirement Plan") will be voted.

Enclosed with this letter is the Proxy Statement which describes the matters to be voted upon, a voting instruction ballot, which will permit you to vote the shares allocated to your account, and a postage paid return envelope. After you have reviewed the Proxy Statement, we urge you to vote your shares held pursuant to the Retirement Plan by marking, dating, signing and returning the enclosed voting instruction ballot to Old Kent Bank, the trustee of the Retirement Plan (the "Trustee"), in the accompanying envelope. Your voting instructions will remain completely confidental. Only representatives of the Trustee, which will tabulate the voting instructions, will have access to your ballots. The
Trustee will certify the totals to the Company for the purpose of having those shares voted. No person associated with the Company or the Bank will see the individual voting instructions.

We urge each of you to vote, as a means of participating in the governance of the affairs of the Company. If your voting instructions for the Retirement Plan are not received, the shares allocated to your account will be voted by Trustee. While I hope that you will vote in the manner recommended by the Board of Directors, the most important thing is that you vote in whatever manner you deem appropriate. Please take a moment to do so.

Please note that the enclosed material relates to those shares which have been allocated to your account under the Retirement Plan. You will receive other voting materials for those shares owned by individually and not under the Retirement Plan.


Sincerely,

/s/ Douglas J. Timmerman
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Douglas J. Timmerman
President